As filed with the Securities and Exchange Commission on October 7, 1994 Registration No. 33-
_________________________________________________________________
_______________________
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FINGERHUT COMPANIES, INC.
(Exact name of registrant as specified in its charter)


Minnesota                               41-1396490
(State of Incorporation)          (I.R.S. Employer Identification No.)


4400 Baker Road
Minnetonka, Minnesota  55343
(Address of Principal Executive Offices)


Fingerhut Companies, Inc. 1994 Employee Stock Purchase Plan
(Full Title of the Plan)


John K. Ellingboe, Esq.
Fingerhut Companies, Inc.
4400 Baker Road
Minnetonka, Minnesota 55343
(Name and address of agent for service

(612) 936-5397
(Telephone Number of Agent for Service)


CALCULATION OF REGISTRATION FEE

Title of    Amount       Proposed Maximum   Proposed Maximum    Amount of
Securities  to be        Offering Price     Aggregate Offering  Registration
to be       Registered	  Per Share(1)       Price               Fee
Registered
- ----------  ----------   ----------------   -----------------   ------------
Common      250,000      $22.813              $5,703,250        $1,144
Stock,      shares(2)
$.01 par
value
- ----------------------------------------------------------------------------
(1) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, and based on the average of the high and low sale prices as reported on the New York Stock Exchange composite tape on October 5, 1994.

(2)  This registration statement also covers such additional number of shares as may be issuable or saleable by reason of the operation of the antidilution provisions of the Fingerhut
Companies, Inc. 1994 Employee Stock Purchase Plan.
_________________________________________________________________

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

	The following documents filed by the Registrant with the Securities and Exchange Commission are incorporated by reference in this registration statement:

a. The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1993;

b.      Quarterly Reports on Form 10-Q for the quarters ended
April 1, 1994 and July 1, 1994; and

c. The description of the Registrant's Common Stock, contained in the Company's Registration Statement on Form 8-A (File No. 1-8668) filed pursuant to Section 12 of the Securities Exchange Act of 1934 and declared effective on April 25, 1990.

	All documents filed by the Registrant (File No. 1-8668) pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities

	Not Applicable.

Item 5. Interests of Named Experts and Counsel

	John K. Ellingboe, General Counsel of the Registrant, has given his opinion on the legality of the securities being registered hereunder. Mr. Ellingboe beneficially owns 100,000 shares of Common Stock of the Registrant, including 98,000 shares that he has the right to acquire through exercise of stock options. Mr. Ellingboe is not eligible to participate in the Fingerhut Companies, Inc. 1994 Employee Stock Purchase Plan.

Item 6. Indemnification of Directors and Officers.

 Section 521 of the Minnesota Business Corporation Act (the
"MBCA") (Minn. Stat. Section 302A.521) generally provides that unless its articles or bylaws provide otherwise, a corporation shall indemnify officers and directors made or threatened to be made a party to a proceeding by reason of any such person's present or former capacity as a director or officer against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements and reasonable expenses, including attorneys' fees and disbursements, incurred by the person in connection with the proceeding, if, with respect to the acts or omissions of the person complained of in the proceeding, the person: (1) has not been indemnified by another party for the same amounts; (2) acted in good faith; (3) received no improper personal benefit and the procedures for director conflicts of interest, if applicable, have been satisfied; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and
(5) reasonably believed that the conduct was in the best interests of the corporation.

 The MBCA provides that unless a corporation's articles of incorporation or bylaws provide otherwise, if a person is made or threatened to be made a party to a proceeding, the person is entitled, upon written request to the corporation, to advance payment or reimbursement by the corporation of reasonable expenses, including attorneys' fees and disbursements, incurred by the person in advance of the final disposition of the proceeding (a) upon receipt by the corporation of a written affirmation by the person of a good faith belief that the criteria for indemnification have been satisfied and a written undertaking by the person to repay all amounts so paid or reimbursed by the corporation, if it is ultimately determined that the criteria for indemnification have not been satisfied, and (b) after a determination that the facts then known to those making the determination would not preclude indemnification.

 The MBCA also permits a corporation to purchase and maintain insurance on behalf of a person in that person's official capacity against any liability asserted against and incurred by the person in or arising from that capacity, whether or not the corporation would have been required to indemnify the person against the liability.

 The Bylaws of the Registrant provide for indemnification of its officers and directors to the fullest extent permitted under the MBCA.

 The Registrant currently maintains a policy insuring, subject to certain exceptions, its directors and officers and the directors and officers of its subsidiaries against liabilities which may be incurred by such persons acting in such capacities.

Item 7. Exemption from Registration Claimed.

	Not Applicable.

Item 8. Exhibits

Exhibit Number          Description of Exhibit

5                       Opinion of John K. Ellingboe, Esq.

10                      Fingerhut Companies, Inc. 1994
			Employee Stock Purchase Plan.

24(a)                   Consent of KPMG Peat Marwick LLP.

24(b)                   Consent of John K. Ellingboe, Esq.
			(included with Exhibit 5).

25                      Powers of Attorney (included on Page 5).


Item 9. Undertakings

	(a)     The undersigned registrant hereby undertakes:

	(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

	(i)     To include any prospectus required by Section 10(a)
(3) of the Securities Act of 1933;

	(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

	(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a) (1) (i) and (a) (1) (ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

	(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

	(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
Section 13(a) or 15(d) of the Securities Exchange Act of 1934
(and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities
Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange
Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities
(other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer of controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minnetonka, State of Minnesota, on October 7, 1994.


FINGERHUT COMPANIES, INC.

By  /s/ Theodore Deikel
(Chairman of the Board, Chief Executive Officer
and President)



POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Theodore Deikel and John
K. Ellingboe and each of them, his true and lawful attorneys-in-fact and agents with full power and substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes and he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                     Title                              Date


/s/ Theodore Deikel           Chairman of the Board, Chief       October 7, 1994
Theodore Deikel               Executive Officer and
                     			      President; and Director
			                           (Principal Executive Officer)

/s/ Daniel J. McAthie        Senior Vice President, Finance      October 7, 1994
Daniel J. McAthie            and Chief Financial Officer
			                          (Principal Financial Officer)

/s/ Michael N. Albrecht      Vice President, Corporate           October 7, 1994
Michael N. Albrecht          Controller (Principal Accounting Officer)

/s/ Wendell R. Anderson     Director                             October 4, 1994
Wendell R. Anderson

/s/ Edwin C. Gage           Director                             October 7, 1994
Edwin C. Gage

Stanley S. Hubbard          Director                             October _, 1994

/s/ Rakesh K. Kaul          Director                             October 7, 1994
Rakesh K. Kaul

/s/ Richard M. Kovacevich   Director                             October 4, 1994
Richard M. Kovacevich

/s/ Dudley C. Mecum         Director                             October 6, 1994
Dudley C. Mecum